Exhibit 107.1

Calculation of Filing Fee Table

Form S-3

 (Form Type)

EOS ENERGY ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share
	Equity	Preferred stock
	Debt	Senior debt securities
	Unallocated (Universal) Shelf	-	457	(o)		(1)		(2)	$300,000,000	$92.70 per million	$27,810.00
	Debt Convertible into Equity	5%/6% Convertible Senior PIK Toggle Notes Due 2026	457	(o)	$130,350,642	(3)	100%		$130,350,642	$92.70 per million	$12,083.51
	Equity	Common stock, par value $0.0001 per share	Other	(4)	6,516,359	(5)	-		-	-	-
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts								$430,350,642		39,893.51
	Total Fees Previously Paid										39,893.51
	Total Fee Offsets										-
	Net Fee Due										-

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock and such indeterminate principal amount of senior debt securities as shall have an aggregate initial offering price not to exceed $300,000,000. If any senior debt securities are issued at an original issue discount, then the principal amount of such senior debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $300,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock, preferred stock and amount of senior debt securities as may be issued upon conversion of or exchange for senior debt securities that provide for conversion or exchange or pursuant to the antidilution provisions of any such securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act.

(3)	Represents the maximum principal amount of notes being registered for resale on a secondary basis by Spring Creek Capital, LLC (“Spring Creek”), a wholly-owned, indirect subsidiary of Koch Industries, Inc., assuming all future interest is paid in-kind.

(4)	No additional consideration will be received upon conversion of such notes, and therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(5)	Represents the maximum number of shares of common stock underlying and issuable upon conversion of the 5%/6% Convertible Senior PIK Toggle Notes Due 2026 registered for resale on a secondary basis hereby by Spring Creek at a conversion rate of 49.9910 shares of our common stock per $1,000 capitalized principal amount of 5%/6% Convertible Senior PIK Toggle Notes Due 2026. Pursuant to Rule 416 under the Securities Act, the registrant is also registering for resale such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions thereof.

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered(6)	Maximum Aggregate Offering Price of Securities Previously Registered		Form Type	File Number	Initial Effective Date

Equity	Common stock, par value $0.0001 per share	2,173,339	$40,534,980.10	(7)	S-1	333-249713	11/16/2020
Equity	Common stock, par value $0.0001 per share	43,744,680	$624,674,030.40	(8)	S-1	333-251243	1/21/2021
Equity	Common stock, par value $0.0001 per share	4,000,000	$37,920,000	(9)	S-1	333-254001	3/16/2021
Other	Warrants to purchase shares of common stock	325,000	-		S-1	333-249713	11/16/2020

(6)	Pursuant to Rule 416 under the Securities Act, the amount of securities previously registered includes such indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock on March 4, 2021, as reported on The Nasdaq Capital Market, which was approximately $18.13 per share.

(8)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock on December 3, 2020, as reported on The Nasdaq Capital Market, which was approximately $14.28 per share.

(9)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s Class A common stock as reported on October 26, 2020, which was approximately $9.98 per share.